Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

between

FERRARI GROUP HOLDINGS, L.P.,

FERRARI MERGER SUB, INC.

and

FORESCOUT TECHNOLOGIES, INC.

Dated July 15, 2020

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Schedule 8.3(b)	Account Information
Schedule 8.3(c)	Account Information
Exhibit A	List of Guarantors
Annex I	Conditions to the Offer

-iii-

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This amended and restated agreement and plan of merger (this “Agreement”) is dated July 15, 2020, among Ferrari Group Holdings, L.P., a Delaware limited partnership (“Parent”), Ferrari Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Forescout Technologies, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A.            The Parties entered into the Agreement and Plan of Merger (the “Original Agreement”), dated as of February 6, 2020 (the “Original Agreement Date”), and in accordance with Section 9.3 of the Original Agreement, the Parties desire to amend and restate the Original Agreement.

B.              Merger Sub will commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the outstanding shares of the Company Common Stock (the “Shares”), at a price per Share of $29.00, without interest and subject to any applicable withholding Taxes (such amount, or any higher amount per share that may be paid pursuant to the Offer, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement.

C.            The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Offer and the subsequent merger of Merger Sub with and into the Company (such merger, the “Merger”) (the Offer and the Merger, collectively with the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement; (ii) resolved that this Agreement and the Transactions will be governed by and effected under Section 251(h) and other relevant provisions of the DGCL; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement; and (iv) recommended that the Company Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer on the terms and subject to the conditions set forth in this Agreement.

D.             Each of the general partner of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement.

E.             Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) an executed amended and restated limited guarantee (the “Guarantee”) from funds managed or advised by Advent International Corporation, as set forth on Exhibit A (collectively, “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) an executed amended and restated commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of making all payments contemplated by this Agreement in connection with the Transactions (including (i) the aggregate Offer Acceptance Consideration payable at the Offer Acceptance Time pursuant to Section 2.2(a)(iii); (ii) the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.10(a)(iii); (iii) the aggregate consideration to which the holders of Vested Stock-Based Award become entitled pursuant to Section 2.11(a); and (iv) the aggregate Option Consideration payable pursuant to Section 2.11(b)).

F.             On May 19, 2020, the Company commenced an action in the Delaware Court of Chancery entitled Forescout Technologies, Inc. v. Ferrari Group Holdings, L.P., et al., C.A. No. 2020-0385-SG (the “Advent Litigation”), with the filing of a Verified Complaint (the “Complaint”), and on or about May 20, 2020, Parent and Merger Sub filed an Answer and Counterclaim in response to the Complaint.

G.             Concurrently with the execution of this Agreement, and as a condition and inducement to each Party’s willingness to enter into this Agreement, the Parties have delivered an executed settlement agreement in respect of the Advent Litigation pursuant to which the Parties have agreed to release their respective claims made in connection therewith.

H.            The Parties desire to resolve all claims, potential claims, and disputes arising out of or related to the facts, events, circumstances or claims related to the allegations in the Complaint and in the Answer and Counterclaim in response to the Complaint.

AGREEMENT

The Parties therefore agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1           Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a)                 “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing substantive terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal. If the substantive provisions of such confidentiality agreement (other than the absence of a “standstill” or similar provision) are less restrictive in any material respect to the counterparty than the terms of the Confidentiality Agreement, then such confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company concurrently amends the Confidentiality Agreement so as to make the provisions of the Confidentiality Agreement as restrictive to the counterparty as the provisions of such confidentiality agreement.

(b)                 “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(c)                 “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:

(i)            any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii)           any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction) or other acquisition by any Person or Group of assets constituting or accounting for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole and measured as of the fiscal year ending December 31, 2019; or

(iii)            any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, spin-off, split-off or other similar transaction involving the Company pursuant to which any Person or Group would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(d)                 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)                 “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

(f)                 “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2018, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2018.

(g)                “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(h)                “Bylaws” means the bylaws of the Company in effect as of the date of the Original Agreement.

(i)                  “Capitalization Date” means 5:00 p.m. on July 13, 2020.

(j)                  “Certificate of Merger” means the certificate of merger, in customary form and substance, relating to the Merger.

(k)                 “Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the date of the Original Agreement.

(l)                  “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction (but only in such event), the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then any Delaware state court).

(m)                “Code” means the Internal Revenue Code of 1986, as amended.

(n)                “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation or employee benefits, including each employment agreement, consulting agreement, independent contractor agreement, bonus, commission, stock option, stock purchase or other equity-based award, performance award, incentive compensation, profit sharing, savings, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation or other paid time-off, deferred compensation, severance, termination pay, post-employment or retirement benefits, retention, change of control compensation, and fringe, welfare or other employee benefit or other similar plan, program, policy, practice, contract, agreement or other arrangement providing for remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), in each case, which is sponsored, entered into, maintained, contributed to or required to be contributed to for the benefit of any Service Provider or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, contingent or otherwise.

(o)                “Company Board” means the Board of Directors of the Company.

(p)                “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(q)                “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(r)                 “Company Financial Advisor” means Morgan Stanley & Co. LLC.

(s)                 “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(t)                  “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions, it being understood that, in the case of clause (A) or clause (B), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)            changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(ii)           changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iii)         changes in conditions in the industries in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iv)         changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(v)          any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vi)          earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vii)        any Effect resulting from the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third Person;

(viii)        the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix)          any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including via email) following the date of this Agreement;

(x)           changes or proposed changes in GAAP or other accounting standards or applicable Law (or the enforcement or interpretation of any of the foregoing) or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(xi)          changes in the price or trading volume of the Company Common Stock, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)          any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)        the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv)        any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Transactions (or the transactions contemplated by the Original Agreement); and

(xv)            any matters expressly disclosed in the Company Disclosure Letter.

(u)                “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Stock Plans other than the ESPP.

(v)                 “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(w)                [RESERVED]

(x)                 [RESERVED]

(y)                 “Company Stock Plans” means the compensatory plans set forth in Section 1.1(y) of the Company Disclosure Letter.

(z)                 “Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted pursuant to the Company Stock Plans or Company Benefit Plans (including performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options and purchase rights under the ESPP. For the avoidance of doubt and notwithstanding the terms of any restricted stock unit award agreement, all restricted stock units covering shares of Company Common Stock, whether vested or unvested, will be treated as Company Stock-Based Awards for all purposes of this Section 1.1(z) and will be subject to the treatment provided pursuant to Section 2.11(a) to the extent outstanding as of immediately prior to the Effective Time.

(aa)               “Company Stockholders” means the holders of shares of Company Capital Stock.

(bb)              “Company Termination Fee” means an amount in cash equal to $48,628,267.

(cc)               “Confidentiality Agreement” means the confidentiality letter agreement, dated November 14, 2019, between the Company and Advent International Corporation.

(dd)               “Consent” means any consent, approval, clearance, waiver, Permit or order.

(ee)               “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(ff)                “Contract” means any written contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

(gg)              “Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of April 4, 2019, among Silicon Valley Bank, the Company and Forescout Government Solutions, LLC.

(hh)              “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance as in effect on the date of this Agreement, a copy of which has been made available to Parent.

(ii)                 “DGCL” means the General Corporation Law of the State of Delaware.

(jj)                 [RESERVED]

(kk)               “DTC” means the Depository Trust Company.

(ll)                 “Environmental Law” means all applicable federal, national, state, provincial or local Laws, issued or promulgated by any Governmental Authority, relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(mm)             “ERISA” means the Employee Retirement Income Security Act of 1974.

(nn)           “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code at the relevant time.

(oo)           “ESPP” means the Company’s 2017 Employee Stock Purchase Plan.

(pp)           “Exchange Act” means the Securities Exchange Act of 1934.

(qq)           [RESERVED]

(rr)            [RESERVED]

(ss)           “Financing Sources” means the Persons that have committed to provide or arrange the debt financing contemplated by, or have otherwise entered into agreements in connection with, any Debt Commitment Letter in connection with the Transactions, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns, it being understood that Parent and Merger Sub will not be Financing Sources for any purposes of this Agreement.

(tt)            [RESERVED]

(uu)           “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(vv)           “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, arbitrator (public or private) or arbitral body, whether domestic, foreign or supranational.

(ww)         “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(xx)           “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products.

(yy)           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(zz)            “Indebtedness” means, with respect to any Person, without duplication and in each case including all obligations in respect of principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities; (iii) all capitalized and finance lease obligations of such Person (other than any obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016, of an Accounting Standards Update (the “ASU”), whether or not such operating lease obligations were in effect on such date and notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as finance lease obligations in accordance with GAAP) or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software, including any earn-outs required to be reflected as a liability on the balance sheet of such Person (in each case, other than ordinary course trade payables); (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (vi) obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person (whether or not drawn); and (vii) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person of a type descried in clauses (i) through (vi) above.

(aaa)          “Intellectual Property” means the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, trade names, logos, trade dress, domain names and social media accounts and handles, and service marks, and trademark and service mark registrations and applications therefor together with the goodwill associated with any of the foregoing (“Marks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information, and know-how (“Trade Secrets”); and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(bbb)         “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case based on facts known to the Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal, (B) Parent, Merger Sub or this Agreement or (C) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the price or trading volume of the Company Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (C) may be considered and taken into account).

(ccc)          [RESERVED]

(ddd)         “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of the date of the Original Agreement of the individuals set forth on Section 1.1(ddd) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports or other relevant employees who, in each case, would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Mark or other Intellectual Property clearance searches. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees unless such Person had actual Knowledge thereof.

(eee)         “Law” means any federal, state, local or foreign statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement, or order, judgment, award, decision or other similar provision from a Governmental Authority having the force or effect of law.

(fff)           “Legal Proceeding” means any claim, action, charge, lawsuit, arbitration, mediation, investigation, audit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ggg)         [RESERVED]

(hhh)         “Material Contract” means any of the following Contracts (other than a Company Benefit Plan) as in effect as of the date of the Original Agreement:

(i)            any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)           any material Contract pursuant to which (A) the Company or any of its Subsidiaries has granted a license to a third Person under any Company Intellectual Property, other than any non-disclosure agreements or non-exclusive licenses granted by the Company in the ordinary course of business in connection with the manufacture, provision or sale of any of the Company’s or its Subsidiaries’ products or services; (B) a third Person has licensed any Intellectual Property to the Company or any of its Subsidiaries; or (C) the Company’s or any of its Subsidiaries’ use of, rights in or ability to enforce any Intellectual Property is otherwise affected (including co-existence agreements and covenants not to sue), excluding, in each case, any (1) non-disclosure agreements; (2) non-exclusive licenses or related services Contracts for commercially available technology or Intellectual Property involving fees and other payments of less than $300,000 per year in aggregate; (3) any licenses to software and materials licensed as open-source, public-source or freeware; and (4) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property;

(iii)          any Contract containing any covenant materially limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so or containing a “most favored nation” or exclusivity provision, in each case, that is or could reasonably be expected to be material to the Company other than any such Contracts that (A) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less; or (B) are not material to the Company and its Subsidiaries, taken as a whole;

(iv)          any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $5,000,000 after the date of the Original Agreement other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after the date of the Original Agreement;

(v)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) pursuant to the Credit Agreement; (C) loans to Subsidiaries of the Company in the ordinary course of business; and (D) extensions of credit to customers in the ordinary course of business;

(vi)          any Contract that involves a joint venture or partnership;

(vii)         any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of the Original Agreement with any member of the Company Board, any executive officer or any other employee whose annual base cash compensation for fiscal year 2020 is expected to exceed $350,000;

(viii)        any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Stock-Based Awards or Company Options);

(ix)          any Contract providing for cash severance payments in excess of $250,000;

(x)           any material Contract with any of the 20 largest channel partners or customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2019;

(xi)          any collective bargaining agreement or other Contract with any Union;

(xii)         any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; and

(xiii)        any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries after the date of the Original Agreement.

(iii)            “Nasdaq” means The Nasdaq Stock Market.

(jjj)            “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(kkk)         “Parent Termination Fee” means an amount in cash equal to $97,256,534.

(lll)            “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities that are required for the operation of the business of the Company and its Subsidiaries as currently conducted.

(mmm)      “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (vii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports; (viii) non-exclusive licenses to Company Intellectual Property entered into with customers or vendors of the Company or any of its Subsidiaries in the ordinary course of business; (ix) statutory, common law or contractual liens of landlords under real property leases; (x) liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xi) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries unless caused by the Company or any of its Subsidiaries; and (xii) liens set forth on Section 1.1(mmm) of the Company Disclosure Letter.

(nnn)         “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ooo)         “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(ppp)         [RESERVED]

(qqq)         “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(rrr)           “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, representatives and advisors of a Party.

(sss)          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ttt)            “SEC” means the United States Securities and Exchange Commission.

(uuu)         “Securities Act” means the Securities Act of 1933.

(vvv)         “Service Provider” means any current or former employee, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(www)      [RESERVED]

(xxx)         “Specified Person” means any (i) director or executive officer of the Company, and any Person authorized on behalf of or directed by the Company, the Company Board or any director or executive officer of the Company (in their capacities as such) in connection with any of the activities restricted or limited by Section 5.3; and (ii) any Representative of the Company that is a senior member of its deal team at the Company Financial Advisor or the Company’s legal advisor.

(yyy)         “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(zzz)          “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and taking into account all legal, regulatory, financing and timing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and all other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and, if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(aaaa)        “Tax” means all taxes (including estimated taxes), customs, tariffs, imposts, levies, duties, fees or other like assessments or charges in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

(bbbb)       “Tax Returns” means all Tax returns, declarations, elections, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes, including in each case any attachments thereto and amendments thereof.

(cccc)        “Transaction Documents” means, collectively, the Confidentiality Agreement, the Guarantee, the Equity Commitment Letter and any other document contemplated by those agreements or any document or instrument delivered in connection with this Agreement or those agreements.

(dddd)       “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions or the transactions contemplated by the Original Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Schedule 14D-9 or any Required Company Filing.

(eeee)        “Union” means any union, works council or other employee representative body.

1.2            Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advent Litigation	Recitals
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
ASU	1.1(zz)
Certificates	2.12(c)(i)
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	1.4
Company Related Parties	8.3(f)(i)
Company Plans	6.11(b)
Company Stock-Based Award Consideration	2.11(a)(i)
Comparable Plans	6.11(b)
Complaint	Recitals
Converted Stock-Based Award	2.11(a)(ii)
Copyrights	1.1(aaa)
Debt Commitment Letter	6.6(a)
Debt Financing	6.6(a)
Dissenting Company Shares	2.10(c)(i)
DPA	4.13(a)
DTC Payment	2.12(d)
Director	6.21
Effect	1.1(t)
Effective Time	2.2
Electronic Delivery	9.14
Employee	6.21
Equity Commitment Letter	Recitals
Equity Financing	4.10(a)
Exchange Fund	2.12(b)
Excluded Benefits	6.11(b)
Expiration Date	2.1(c)
Extension Deadline	2.1(d)(ii)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
Initial Expiration Date	2.1(c)
Lookback Date	Article III
Marks	1.1(aaa)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.11(c)

Term	Section Reference
Notice Period	5.3(e)(ii)(3)
Offer	Recitals
Offer Acceptance Consideration	2.2(a)(ii)
Offer Acceptance Time	2.2(a)(iii)
Offer Price	Recitals
Offer Conditions	2.1(b)(i)
Offer Commencement Date	2.1(f)(i)
Offer Documents	2.1(f)(i)
Offer to Purchase	2.1(f)(i)
Old Plans	6.11(c)
Option Consideration	2.11(b)
Original Agreement	Recitals
Original Agreement Date	Recitals
Owned Company Shares	2.10(a)(ii)
Parent	Preamble
Parent Related Parties	8.3(e)
Party	Preamble
Patents	1.1(aaa)
Payment Agent	2.12(a)
Payoff Letter	6.18
Per Share Price	2.10(a)(iii)
Reimbursement Obligations	6.6(f)
Required Company Filing	6.3(e)
Required Parent Filing	6.3(f)
Rollover Holders	2.11(f)
Rollover Shares	2.11(f)
SEC Reports	Article III
Schedule 14D-9	2.2(b)(i)
Shares	Recitals
Schedule TO	2.1(f)(i)
Surviving Corporation	2.4
Tail Policy	6.10(c)
Termination Date	8.1(c)
Trade Secrets	1.1(aaa)
Transactions	Recitals
Uncertificated Shares	2.12(c)(ii)
Unvested Stock-Based Award	2.11(a)(ii)
Vested Stock-Based Award	2.11(a)(i)

1.3          Certain Interpretations.

(a)              References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs.

(b)              Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)              Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d)              Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)              Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f)               Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.

(g)              Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(h)              References to Parties. References to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(i)               References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j)               Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k)              Legislation. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, subject, in each case, to the provisions of Section 5.2.

(l)                 Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m)             Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n)               Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in San Francisco, California.

(o)               Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p)               Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q)               Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.26 and Section 4.14 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r)                Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(s)                Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t)                 No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u)               Nature of Information Disclosed. It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v)               No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w)             Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of the Original Agreement, including by being (i) posted to the virtual data room managed by the Company in connection with the transactions contemplated by the Original Agreement prior to 10:00 p.m. on February 5, 2020; or (ii) filed with or furnished to the SEC and available on EDGAR at least two Business Days prior to the date of the Original Agreement.

1.4              Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of the Original Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

Article II
THE TRANSACTIONS

2.1              The Offer.

(a)               Commencement of the Offer. Merger Sub will, and Parent will cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement (but in no event, subject to the Company’s compliance with its obligations pursuant to Section 2.1(f)(iv), later than July 20, 2020). The Offer Price will be paid net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement.

(b)               Conditions of the Offer.

(i)            In General. The obligation of Merger Sub (and of Parent to cause Merger Sub) to accept for payment, and pay for, any and all Shares validly tendered (and not validly withdrawn) pursuant to the Offer will be subject to the satisfaction (or to the extent waivable, the waiver by Parent or Merger Sub) of the conditions set forth in Annex I (as they may be amended from time to time in accordance with this Agreement, collectively, the “Offer Conditions”) and not to any other conditions.

(ii)            Permissible Changes. Merger Sub expressly reserves the right, at any time, to (A) increase the Offer Price or (B) waive any Offer Condition or make any other changes to the terms and conditions of the Offer that are not inconsistent with the terms of this Agreement. Notwithstanding the prior sentence, without the prior written consent of the Company: (1) the Minimum Condition may not be amended or waived; (2) Merger Sub will not decrease the Offer Price; and (3) no change may be made to the Offer that (a) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer; (b) decreases the number of Shares sought to be purchased by Merger Sub in the Offer; (c) imposes conditions or requirements to the Offer in addition to the Offer Conditions; (d) except as provided in Section 2.1(d), terminates the Offer or accelerates, extends or otherwise changes the Expiration Date; (e) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions; or (f) provides any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) unless this Agreement is terminated in accordance with Section 8.1.

(c)               Expiration of the Offer. The Offer will initially be scheduled to expire at one minute after 11:59 p.m., Eastern time, on the date that is 20 Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date,” and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).

(d)               Extension of the Offer.

(i)            In General. Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.1, (A) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, then Merger Sub will extend the Offer for up to three additional periods of up to 10 Business Days per extension (or such longer period as the Parties may agree) to permit such Offer Conditions to be satisfied; (B) if, as of the then-scheduled Expiration Date of the last extension period referred to in clause (A), any Offer Condition is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, then, Merger Sub may extend the Offer for one additional period of up to 10 Business Days (or such longer period as the Parties may agree) to permit such Offer Conditions to be satisfied; and (C) Merger Sub will, and Parent will cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC or the staff thereof, or any rules and regulations of Nasdaq applicable to the Offer (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the Offer Price).

(ii)            Extension Deadline. In no event will Merger Sub: (A) be required to extend the Offer beyond the earliest to occur of (1) the valid termination of this Agreement in compliance with Section 8.1; (2) the Termination Date; and (3) the final Expiration Date following extension of the Offer in compliance with Section 2.1(d)(i) (such earliest occurrence, the “Extension Deadline”); or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(e)               Termination of the Offer. Merger Sub will not, and Parent will cause Merger Sub not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, then Merger Sub will, and Parent will cause Merger Sub to, immediately and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Merger Sub will, and Parent will cause Merger Sub to, immediately return, and cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(f)                Offer Documents.

(i)            Schedule TO. On the date of the commencement of the Offer (the “Offer Commencement Date”) Parent and Merger Sub will: (i) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference: (A) Merger Sub’s offer to purchase Shares pursuant to the Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal, summary advertisement and other ancillary Offer documents; and (ii) cause the Offer to Purchase and related documents to be disseminated to the holders of Shares as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub will cause the Schedule TO (including the Offer to Purchase and forms of the letter of transmittal, summary advertisement and other ancillary Offer documents) (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with all amendments and supplements thereto, collectively, the “Offer Documents”) to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (it being understood that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents). Unless a Company Board Recommendation Change has occurred, Parent and Merger Sub will be entitled to include the Company Board Recommendation in the Offer Documents.

(ii)            SEC Comments. Each of Parent, Merger Sub and the Company: (A) will promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents or the Offer and (B) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Offer Documents to the extent that such information is or has become false or misleading in any material respect. Parent and Merger Sub will take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to the holders of Shares.

(iii)            Review of Offer Documents. The Company and its legal counsel will be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub will give reasonable and good faith consideration to any such comments made by the Company or its legal counsel. Parent and Merger Sub will promptly provide the Company and its legal counsel with a copy or a description of any comments (including oral comments) received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents.

(iv)            Additional Information from the Company. The Company will promptly furnish to Parent and Merger Sub all information concerning the Company or any of its Subsidiaries that may be required or reasonably requested in connection with the Offer Documents or any action contemplated by this Section 2.1(f).

2.2              Additional Actions.

(a)               Additional Parent Actions.

(i)            Provision of Sufficient Funds. Parent will provide (or cause to be provided) to Merger Sub, on a timely basis, all of the funds necessary to purchase all of the Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and will cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(ii)            Tenders by Parent. Parent and Merger Sub will, and each of Parent and Merger Sub will ensure that all of their respective Affiliates will, tender any Shares held by them into the Offer.

(iii)            Acceptance and Payment. Subject to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub will (and Parent will cause Merger Sub to) (A) promptly after the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”); and (B) as promptly as practicable after the Offer Acceptance Time, pay for such Shares (the aggregate amount of such payments, the “Offer Acceptance Consideration”).

(b)               Additional Company Actions.

(i)            Schedule 14D-9. On the Offer Commencement Date, as promptly as practicable following the filing of the Schedule TO, the Company will file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable United States securities laws, the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will reflect the terms and conditions of this Agreement, include the notice and other information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 will constitute a valid notice of appraisal rights under Section 262(d)(2) of the DGCL, and, subject to Section 5.3, reflect the Company Board Recommendation.

(ii)            Compliance. The Company will cause the Schedule 14D-9 to (A) comply in all material respects with the Exchange Act and other applicable Laws; and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9).

(iii)            SEC Comments. Each of Parent, Merger Sub and the Company: (A) will promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9; and (B) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information is or has become false or misleading in any material respect. The Company will take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to the holders of Shares, except that any such filing of the corrected Schedule 14D-9 will not, without the prior written consent of Parent, waive, extend or restart the notice period for purposes of Section 262(d)(2) of the DGCL.

(iv)            Review of Schedule 14D-9. Parent and its legal counsel will be given reasonable opportunity to review and comment on the Schedule 14D-9 (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and the Company will give reasonable and good faith consideration to any such comments made by Parent or its legal counsel. The Company will promptly provide Parent and its legal counsel with a copy or a description of any comments (including oral comments) received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9.

(v)            Additional Information from Parent and Merger Sub. Parent and Merger Sub will promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with the Schedule 14D-9 or any action contemplated by this Section 2.2(b). As of the date of this Agreement, no member of the Company Board or executive officer of the Company has informed the Company that his or her current, affirmative intention is not to tender all Shares, if any, beneficially owned by him or her in accordance with the Offer.

2.3              Stockholder Lists. In connection with the Offer, the Company will promptly (and in any event no later than July 17, 2020) provide to Parent: (a) a list of the Company’s stockholders and non-objecting beneficial owners, mailing labels, any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date (the date used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”); and (b) such additional information (including updated lists of stockholders and non-objecting beneficial owners, mailing labels, listings or computer files containing the names and addresses of all record holders and lists of securities positions) as Parent may reasonably request in connection with the Transactions. Prior to the filing with the SEC of the Schedule 14D-9, the Company will set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub and their agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Transactions and, if this Agreement is terminated, will, upon request by the Company, deliver, and use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or under their control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

2.4              The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.” The Merger will be governed by, and effected pursuant to, Section 251(h) of the DGCL.

2.5              The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL (including Section 251(h) thereof) by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.6              The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of documents), on the first Business Day after the date on which the Offer Acceptance Time occurs, except that if the conditions set forth in Section 7.1 are not satisfied or waived by such date, then the Closing will occur no later than the first Business Day on which the conditions set forth in Section 7.1 are satisfied or waived; or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.7              Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.8              Certificate of Incorporation and Bylaws.

(a)               Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, except that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Forescout Technologies, Inc.”

(b)               Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.9              Directors and Officers of the Surviving Corporation.

(a)               Directors. The Parties will take all necessary actions so that the directors of Merger Sub as of immediately prior to the Effective Time are the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their resignation or removal.

(b)               Officers. The Parties will take all necessary actions so that the officers of the Company as of immediately prior to the Effective Time are the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their resignation or removal.

2.10          Effect on Capital Stock.

(a)               Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)            each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)            each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub, including any Rollover Shares; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii)            each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Per Share Price”), in accordance with the provisions of Section 2.12 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.14).

(b)               Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)               Statutory Rights of Appraisal.

(i)            Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.10. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.12.

(ii)            Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.10(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.11          Equity Awards.

(a)               Company Stock-Based Awards.

(i)            Vested Stock-Based Awards. Unless otherwise agreed to between Parent and the applicable holder prior to the Closing, at the Effective Time, each Company Stock-Based Award outstanding as of immediately prior to the Effective Time, to the extent then vested in accordance with its terms as in effect on the date of this Agreement (or that otherwise becomes vested in connection with or as a result of the transactions contemplated by this Agreement in accordance with its terms as in effect on the date of this Agreement) (each, a “Vested Stock-Based Award”), will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the purchase price per share, if any, of such Company Stock-Based Award) by (ii) the total number of shares of Company Common Stock then subject to the then-vested portion of such Company Stock-Based Award (the “Company Stock-Based Award Consideration”).

(ii)            Unvested Stock-Based Awards. At the Effective Time, each Company Stock-Based Award outstanding as of immediately prior to the Effective Time, that is not a Vested Stock-Based Award (an “Unvested Stock-Based Award”), will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be continued and will thereafter confer on the holder of such Company Stock-Based Award the right to receive an amount, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the purchase price per share, if any, of such Company Stock-Based Award) by (ii) the total number of shares of Company Common Stock then subject to the Unvested Stock-Based Award (the “Converted Stock-Based Award”), which amount will be paid either in cash or in stock of the Surviving Corporation or a parent corporation thereof (or a combination thereof), at Parent’s election, and will be payable on the same vesting schedule, and subject to the same terms and conditions, as the Unvested Stock-Based Award to which it relates. For the avoidance of doubt, any Unvested Stock-Based Award that is outstanding as of immediately prior to the Effective Time and that had been subject to performance-based vesting with respect to a performance period that ended prior to the Effective Time will be continued as described in the preceding sentence based on the portion of the Unvested Stock-Based Award actually earned based on performance (other than any Unvested Stock-Based Award subject to performance-based vesting with respect to a performance period that would still be in progress as of the Effective Time but for any change in control-related provisions that would end such performance period prior to the Effective Time, which Unvested Stock-Based Awards will be deemed earned in accordance with their terms as in effect on the date of the Original Agreement). The payments described in this Section 2.11(a)(ii) will be subject to withholding for all required Taxes, except that if Parent elects to make payment of any portion of the Converted Stock-Based Award in stock of the Surviving Corporation or a parent corporation thereof, then at the election of the holder of the Converted Stock-Based Award, Parent will satisfy the minimum statutory amount of any such Taxes required to be withheld with respect to such portion of the Converted Stock-Based Award by withholding a number of otherwise deliverable shares having a value equal to such amount.

(b)               Company Options. Unless otherwise agreed to between Parent and the applicable holder prior to the Closing, at the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time, whether or not then vested in accordance with its terms, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the amount of the Per Share Price less the exercise price per share of such Company Option, by (ii) the total number of shares of Company Common Stock then issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding the foregoing or anything else to the contrary in this Agreement or any other Contract, with respect to any Company Options for which the exercise price per share of such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

(c)               Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company Stock-Based Award Consideration owed to all holders of Company Stock-Based Awards; and (ii) Option Consideration owed to all holders of Company Options. Not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date, the applicable holders of Company Stock-Based Awards and Company Options will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Stock-Based Awards or Company Options that are cancelled and converted pursuant to Section 2.11(a)(i) or Section 2.11(b), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company Stock-Based Awards or Company Options pursuant to Section 2.11(a) or Section 2.11(b), as applicable, (A) cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent to such holder promptly following the Closing Date, or (B) constitutes deferred compensation under Code Section 409A, then the timing of such payment will be made in a manner that is intended to comply with Code Section 409A so as not to result in adverse tax consequences thereunder for such holder.

(d)               Necessary Further Actions. The Company will take all action necessary to effect the cancellation, or cancellation and continuation, as applicable, of Company Stock-Based Awards and Company Options as of the Effective Time and to give effect to this Section 2.11 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act) and to cause all Company Stock-Based Awards and Company Options and all Company Stock Plans and other rights thereunder to terminate as of the Effective Time. The Company agrees that the awards contemplated by Section 2.11(a)(ii) meet the requirements of a continued award under Section 13(c) of its 2017 Equity Incentive Plan and are permitted by its 2000 Equity Incentive Plan.

(e)               Treatment of Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement and prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any offering period or purchase period under the ESPP that otherwise would be in progress as of the Effective Time to be terminated no later than one Business Day prior to the date on which the Effective Time occurs; (B) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; (D) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the date of this Agreement; and (E) provide that no participant may increase his or her rate of payroll deductions under the ESPP on or after the date of this Agreement. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP and, promptly thereafter, will refund any remaining amounts credited to each such account to the applicable participant. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

(f)                Rollover. Following consummation of the Offer and immediately prior to the Closing, Parent and certain holders of Shares may agree that any such holder will contribute such Shares to Parent or a Subsidiary thereof in exchange for equity interests in such entity (the Shares agreed to be so contributed pursuant to a definitive agreement between Parent and such holder are referred to herein as “Rollover Shares” and the holders of Rollover Shares are referred to herein, collectively, as the “Rollover Holders”). In addition, Parent and certain holders of Company Stock-Based Awards and/or Company Options may agree that such awards and/or Company Options will convert into equity-based awards of Parent or an Affiliate thereof in connection with the Closing, and the Company Stock-Based Awards and/or Company Options agreed to be so converted shall also be treated as Rollover Shares and the holders of such awards as Rollover Holders for purposes of this subsection.

2.12          Exchange of Certificates.

(a)               Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)               Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.10, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.10. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.10; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.10 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.10. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)               Exchange and Payment Procedures.

(i)            Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.10, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.10. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.14) for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.12(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.10.

(ii)            Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.10. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.10 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.12(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.10(a).

(d)               DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)               Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.10 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)                Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)               Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.12 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.10.

2.13          No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.10 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.10(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.12(c)) be cancelled and exchanged as provided in this Article II.

2.14          Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.10. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.15          Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are (a) so deducted or withheld and (b) to be timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.16          Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.17          Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act, on or after January 1, 2019 (the “Lookback Date”) and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “SEC Reports”) (it being understood that any matter disclosed in any SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such SEC Report that it is applicable to such section of the Company Disclosure Letter); or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

3.1              Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, license or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2              Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Transactions have each been duly authorized by all necessary corporate action on the part of the Company and assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3              Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)               Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Transactions upon the terms and conditions set forth in this Agreement; (iii) agreed to effect the Merger pursuant to Section 251(h) of the DGCL; and (iv) recommended that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(b)               Fairness Opinion. The Company Board received the oral opinion (opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock (other than holders of Owned Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). The opinion of the Company Financial Advisor has not been withdrawn, revoked or modified as of the date of this Agreement. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Schedule 14D-9, subject to the Company Financial Advisor’s satisfaction with such disclosure. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to Parent for informational purposes only.

(c)               Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Transactions.

3.4              [RESERVED]

3.5              Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6              Requisite Governmental Approvals. Assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) the filing with the SEC of the Schedule 14D-9, and such other filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7              Capitalization.

(a)               Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) 49,553,291 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Stock-Based Awards or Company Options granted prior to the Capitalization Date.

(b)               Stock Reservation, Grant Practices.

(i)            Stock Reservation. As of the Capitalization Date, the Company has reserved 12,213,036 shares of Company Common Stock for issuance pursuant to the Company Stock Plans and 709,913 shares of Company Common Stock for issuance pursuant to the ESPP. As of the Capitalization Date, there were outstanding (i) Company Stock-Based Awards representing the right to receive up to 4,824,343 shares of Company Common Stock (assuming target performance for Company Stock-Based Awards subject to performance-based vesting conditions, which number would be increased by an additional 130,938 shares of Company Common Stock assuming maximum performance); (ii) Company Options to acquire 2,381,473 shares of Company Common Stock (of which Company Options to acquire no shares of Company Common Stock were subject to performance-based vesting conditions); and (iii) no shares of Company Common Stock subject to outstanding purchase rights under the ESPP (estimated based on the fair market value of a share of Company Common Stock on such date).

(ii)            Grant Practices. No Company Option has been granted with a per share exercise price that is less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. Each Company Stock-Based Award and Company Option was granted in all material respects in accordance with the terms of the applicable Company Stock Plan and applicable Laws, including Nasdaq listing rules.

(c)               Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There is no outstanding obligation or commitment of the Company to issue, grant, repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d)               No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8              [RESERVED]

3.9             [RESERVED]

3.10          [RESERVED]

3.11          [RESERVED]

3.12          [RESERVED]

3.13          [RESERVED]

3.14          [RESERVED]

3.15          [RESERVED]

3.16          [RESERVED]

3.17          [RESERVED]

3.18          [RESERVED]

3.19          [RESERVED]

3.20          [RESERVED]

3.21          [RESERVED]

3.22         Legal Proceedings. As of the date of this Agreement, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

3.23          [RESERVED]

3.24          [RESERVED]

3.25          [RESERVED]

3.26          Exclusivity of Representations and Warranties.

(a)               No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)            None of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii)            no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)               No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i)            any representation or warranty, express or implied;

(ii)            any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of the Original Agreement or in any other forum or setting; or

(iii)            the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1            Organization; Good Standing.

(a)               Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)               Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

(c)               Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2            Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and the consummation of the Transactions each have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3            Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Transactions do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4           Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act (including the filing of the Offer Documents with the SEC); (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5            Legal Proceedings; Orders; Disclosure.

(a)               No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)               No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.6            Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date of this Agreement.

4.7            Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions for which the Company or any of its Subsidiaries would be liable.

4.8            No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Transactions.

4.9            Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.10          Equity Commitment Letter.

(a)               Terms of Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter pursuant to which the equity commitment parties thereto have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of making all payments contemplated by this Agreement in connection with the Transactions (including (i) the aggregate Offer Acceptance Consideration payable at the Offer Acceptance Time pursuant to Section 2.2(a)(iii); (ii) the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.10; (iii) the aggregate consideration to which the holders of Vested Stock-Based Award become entitled pursuant to Section 2.11(a); and (iv) the aggregate Option Consideration payable pursuant to Section 2.11(b)) (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b).

(b)               No Amendments. As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect by any party thereto. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter.

(c)               Sufficiency of Equity Financing. The aggregate amounts committed pursuant to the Equity Commitment Letter, along with the cash on hand at the Company at Closing, are sufficient to (i) make all payments contemplated by this Agreement in connection with the Transactions (including (A) the aggregate Offer Acceptance Consideration payable at or promptly after the Offer Acceptance Time pursuant to Section 2.2(a)(iii); (B) the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.10; (C) the aggregate consideration to which the holders of Vested Stock-Based Award become entitled pursuant to Section 2.11(a); and (D) the aggregate Option Consideration payable pursuant to Section 2.11(b)); (ii) repay, prepay or discharge (after giving effect to Transactions) the principal of and interest on, and all other indebtedness outstanding pursuant to the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent, Merger Sub or any of their respective Affiliates (to the extent required to be paid on the Closing Date under this Agreement or the Equity Commitment Letter) in connection with the Transactions.

(d)               Validity; No Contrary Expectation. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantor), as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent nor any counterparty to the Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Equity Commitment Letter. As of the date of this Agreement, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letter; or (ii) constitute or result in a failure on the part of Parent, Merger Sub or Guarantor to satisfy any of the terms or conditions set forth in the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Equity Financing not being available. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement, in each case pursuant to the terms of the Equity Commitment Letter.

(e)               No Exclusive Arrangements. As of the date of this Agreement, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Transactions; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Transactions.

4.11          Absence of Stockholder and Management Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than Guarantor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Transactions.

4.12          Interests in Competitors. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates owns any interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

4.13          Non-Foreign Representations.

(a)               Status of Parent. Parent is not (i) a “foreign entity,” as defined in the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”); or (ii) controlled by a “foreign person” (as defined in the DPA).

(b)               No Foreign Control. As a result of the Transactions, no foreign person affiliated with Parent, whether affiliated as a limited partner or otherwise, will obtain through Parent any of the following: (i) “control” (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company (which will not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture the Company’s products, including processes, techniques, or methods; (iii) membership or observer rights on the Company Board or the right to nominate an individual to a position on the Company Board; or (iv) any involvement (other than through voting of shares) in substantive decision making of the Company regarding the use, development, acquisition or release of any of the Company’s “critical technologies” (as defined in the DPA).

4.14          Exclusivity of Representations and Warranties.

(a)               No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in the certificate delivered pursuant to paragraph (e) of the Offer Conditions:

(i)            neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii)            no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)               No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in the certificate delivered pursuant to paragraph (e) of the Offer Conditions, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i)            any representation or warranty, express or implied;

(ii)            any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Transactions; (B) in connection with presentations by or discussion with the Company’s management (whether prior to or after the date of the Original Agreement); or (C) in any other forum or setting; or

(iii)            the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(c)               Deemed Knowledge. Each of Parent and Merger Sub acknowledges and agrees that it is deemed to have knowledge of all information (i) contained in the discovery related to the Advent Litigation; (ii) contained in the due diligence conducted by or on behalf of Parent, Merger Sub or any of their Representatives; (iii) provided to Parent, Merger Sub or any of their Representatives in connection with any integration planning or similar activities; and (iv) any requests made by the Company pursuant to Section 5.1 or Section 5.2 of the Original Agreement or Section 5.2 of this Agreement.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1              [RESERVED]

5.2              Forbearance Covenants. Except (A) as set forth in Section 5.2 of the Company Disclosure Letter; (B) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (C) as expressly contemplated by the terms of this Agreement, during the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries, to:

(a)               amend or otherwise change (i) the Charter, (ii) the Bylaws or (iii) any similar organizational document;

(b)               propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)               issue, grant, sell, or deliver, or agree or commit to issue, grant, sell or deliver, any Company Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance, delivery or sale of shares of Company Common Stock pursuant to Company Stock-Based Awards or Company Options outstanding as of the Capitalization Date or pursuant to the ESPP, in each case, in accordance with their terms in effect on the date of this Agreement;

(d)               directly or indirectly acquire, repurchase or redeem any securities, except (i) with respect to Company Securities pursuant to the terms and conditions of Company Stock-Based Awards or Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement in order to satisfy Tax obligations with respect to awards granted pursuant to Company Stock Plans or pay the exercise price of Company Options; or (ii) in connection with transactions between the Company and any of its direct or indirect Subsidiaries;

(e)               (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person; or (ii) dispose of (by merger, consolidation, disposition of assets, lease or otherwise), directly or indirectly, any material assets, properties, interests or businesses, other than in the ordinary course of business and as otherwise permitted under this Section 5.2;

(f)                acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(g)               (i) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(h)               (i) incur, assume, suffer or modify the terms of any Indebtedness or issue any debt securities, except (A) for loans or advances between Subsidiaries of the Company or between the Company and Subsidiaries; and (B) revolving Indebtedness incurred pursuant to the Credit Agreement to fund operations of the business in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise voluntarily become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers in the ordinary course of business; (B) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; and (C) for loans or advances solely between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any lien thereon (other than Permitted Liens);

(i)                 except (i) in order to comply with applicable Law (including Section 251(h) DGCL), (ii) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement and made available to Parent, (iii) as required by this Agreement or (iv) pursuant to the proposed budget for 2020 annual base cash compensation increases, 2019 bonus payouts and new hires set forth in Section 5.2(i) of the Company Disclosure Letter, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Benefit Plan, including with respect to any Company Stock-Based Award or Company Option, except as permitted by clauses (B) through (D) below; (B) grant to any Service Provider whose annual base cash compensation exceeds $250,000 any increase in cash compensation, bonus or fringe or other benefits (or, in the case of any such person whose annual base cash compensation does not exceed $250,000, grant any such increase unless done in the ordinary course of business and consistent with past practice); (C) grant to any Service Provider or, increase the amount of any bonus, incentive, change in control, retention, severance, termination pay or similar payments; (D) enter into any employment, consulting, change in control, retention, severance, termination or similar agreement with any Service Provider (other than offer letters or consulting agreements entered into with newly-hired non-officer employees or consultants in the ordinary course of business and consistent with past practice that do not include change in control, equity-based, retention, severance, notice or similar payments or obligations); (E) hire, engage or terminate the employment or engagement of any Service Provider, other than any non-officer or employee of the Company or any of its Subsidiaries with an annual base cash compensation of less than $250,000 in the ordinary course of business and other than terminations for cause; or (F) communicate with the employees of the Company or any of its Subsidiaries with respect to the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is approved by Parent in advance of such communication;

(j)                 negotiate, enter into, amend or extend any Contract with a Union;

(k)               settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (i) reflected or reserved against in the Audited Company Balance Sheet; or (ii) settled in compliance with Section 6.15;

(l)                 [RESERVED];

(m)             (i) make, change or revoke any material Tax election; (ii) settle or compromise any material Tax dispute, audit, investigation, proceeding, claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) surrender any material Tax refund or right thereto; (v) elect or change materially any method of accounting for Tax purposes or Tax accounting period; (vi) amend any material Tax Return; (vii) file any material Tax Return in a manner inconsistent with past practice; (viii) enter into any contractual obligation in respect of material Taxes with any Governmental Authority; or (ix) consent to any extension or waiver of the limitation period with applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries (other than pursuant to an extension of time to file);

(n)               (i) incur, authorize or commit to incur any capital expenditures in excess of $5,000,000 in the aggregate; (ii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (iii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (iv) effectuate a “plant closing,” “mass layoff” (each as defined in the United States Worker Adjustment and Retraining Notification Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(o)               enter into any collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council (except to the extent required by applicable Law);

(p)               adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Transactions or any other transaction to be consummated pursuant to Parent’s rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(3); or

(q)               enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3              Solicitation of Acquisition Proposals.

(a)               [RESERVED]

(b)               No Solicitation or Negotiation. Subject to Section 5.3(c), during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries and their respective directors and executive officers not to, and the Company will not authorize or permit any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any proposals or inquiries from third Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. During the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(c)               Permitted Activities. Notwithstanding anything to contrary in this Section 5.3, until the Offer Acceptance Time, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to; (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iv) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or its Representatives that has made, renewed or delivered to the Company a written Acquisition Proposal that was not solicited in breach of Section 5.3(a), but only if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (2) the failure to take the actions contemplated by this Section 5.3(c) would result in a breach of its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will promptly (and, in any event, within 24 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(d)               No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing; (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer (other than the Transactions), other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from issuing a recommendation against such tender or exchange offer until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(d)(i)); or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii)            cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)               Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Acceptance Time:

(i)            other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would result in a breach of its fiduciary duties pursuant to applicable Law if and only if:

(1)               the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will describe the Intervening Event in reasonable detail; and

(2)               prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m. at the end of such five Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would result in a breach of its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii)            if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1)               the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would result in a breach of its fiduciary duties pursuant to applicable Law;

(2)               the Company and each of its Representatives has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)               (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the price and other material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m. on the last day of the Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being four Business Days); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal; and

(4)               in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(f)                Notice to Parent. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if any Acquisition Proposal, or inquiry from any Person or Group related to making a potential Acquisition Proposal, is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each Specified Person and will not be deemed to be only as of the date of the Original Agreement), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or Group making such proposal, inquiry, request or offer; and (B) a summary of the material terms and conditions of such proposal, inquiry, request or offer and, if in writing, a copy thereof and of all documents or agreements including such proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any updates or amendments thereto) and the status of any such discussions or negotiations.

(g)               Permitted Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i)            nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) informing any Person of the existence of the provisions contained in this Section 5.3; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; and

(ii)            it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(h)               Breach by Representatives. The Company agrees that (i) any action taken by a Representative of the Company (other than a Specified Person) that is authorized or directed by the Company or any Specified Person, or that a Specified Person is made aware of and does not take prompt action to cease, and that, if taken by the Company, would constitute a material breach of this Section 5.3, will be deemed to constitute a material breach by the Company of this Section 5.3; and (ii) any action taken by a Specified Person that, if taken by the Company, would constitute a material breach of this Section 5.3 will be deemed to constitute a material breach by the Company of this Section 5.3.

5.4              No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

Article VI
ADDITIONAL COVENANTS

6.1              Efforts; Required Action and Forbearance.

(a)               Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by using reasonable best efforts to:

(i)            cause the Offer Conditions set forth in Annex I and the conditions to the Merger set forth in Article VII to be satisfied;

(ii)            (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions;

(iii)            (1) obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions; and

(iv)            execute and deliver any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

(b)               No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Transactions; or (ii) ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)               No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

6.2              Antitrust Filings.

(a)               Filings Under the HSR Act and Other Applicable Antitrust Laws. The Parties have received all necessary approvals under the HSR Act or any other Antitrust Laws to consummate the Transactions. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)               Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent and Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

(c)               Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub will (and will cause their respective Subsidiaries to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3              Required SEC Filings.

(a)               [RESERVED]

(b)               [RESERVED]

(c)               [RESERVED]

(d)               [RESERVED]

(e)               Required Company Filings. If the Company determines that it is required to file any document with the SEC in connection with the Transactions pursuant to applicable Law other than the Schedule 14D-9 (such document, as amended or supplemented, a “Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f)                Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Transactions pursuant to applicable Law other than the Offer Documents (a “Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Required Parent Filing with the SEC. Parent and Merger Sub will cause any Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g)               Accuracy; Supplied Information.

 (i)            By the Company. On the date of filing and the date of mailing to the Company Stockholders (if applicable) neither the Schedule 14D-9 nor any Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Schedule 14D-9 or any Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Offer Documents or any Required Parent Filings will not, at the time that such Offer Documents or Required Parent Filing are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)            By Parent. On the date of filing, neither the Offer Documents nor any Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents or any Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in Schedule 14D-9 and any Required Company Filing will not, at the time that Schedule 14D-9 or such Required Company Filing are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4              Merger Without a Stockholders’ Meeting. As promptly as practicable following the consummation of the Offer, the Parties will take all necessary and appropriate actions to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

6.5              Financing.

(a)               No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case, would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing in connection with the consummation of the Transactions, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b)               Taking of Necessary Actions.

(i)            Equity Commitment Letter. Subject to the terms and conditions of this Agreement, Parent will use best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by using its best efforts to (A) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) comply with its obligations under the Equity Commitment Letter; (C) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter that are within its control; (D) consummate the Equity Financing at or prior to the Closing, including causing the parties to the Equity Commitment Letter to fund the Equity Financing at the Closing; (E) comply with its obligations pursuant to the Equity Commitment Letter; and (F) enforce its rights pursuant to the Equity Commitment Letter (including by commencing one or more Legal Proceedings against the parties to the Equity Commitment Letter).

(ii)            [RESERVED]

(c)               Information. Parent will, upon request of the Company, inform the Company in reasonable detail of the status of its efforts to arrange the Equity Financing, it being understood that nothing in this sentence will require Parent to disclose any information that is subject to the attorney-client or work product privilege or the disclosure of which would result in the breach of any of Parent’s confidentiality obligations set forth in the Equity Commitment Letter (as in effect on the date of this Agreement). Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter or definitive agreements related to the Equity Financing; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Guarantor with respect to any actual or potential breach (or threatened breach), default, termination or repudiation by any party to the Equity Commitment Letter or any definitive agreements related to the Equity Financing of any provisions of the Equity Commitment Letter or such definitive agreements. Parent will promptly provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence after the date that the Company delivers a written request therefor to Parent.

(d)               [RESERVED]

(e)               Enforcement. Parent and Merger Sub will seek to enforce, including by bringing a Legal Proceeding for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Transactions after all conditions to the granting thereof set forth in Section 9.10(b) have been satisfied. Except as provided in the preceding sentence, neither Parent nor Merger Sub will be under any obligation, and nothing in this Agreement (including this Section 6.5(e)) will otherwise require Parent or Merger Sub, to (i) bring any enforcement action against any source of Equity Financing to enforce its rights pursuant to the Equity Commitment Letter; or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

6.6              Financing Cooperation.

(a)               Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries and its and their respective officers, employees, advisors and other Representatives to use their respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in causing any customary conditions in any debt commitment letter (each, a “Debt Commitment Letter”) entered into in connection with any debt financing to be obtained by Parent, Merger Sub or their respective Affiliates in connection with the Transactions (the “Debt Financing” and, together with Equity Financing, “Financing”), consisting of:

(i)            assisting Parent in connection with the preparation and registration of (but not executing, to the extent any such documents or arrangements would be effective prior to the Closing) definitive financing documents (including any related schedules, annexes and exhibits thereto) and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that (A) such documents will not be recorded or take effect until the Effective Time; and (B) the Company, its Subsidiaries, its and their respective officers, employees, advisors and other Representatives will not be obligated to execute any solvency or similar certificate;

(ii)            furnishing Parent, Merger Sub and the Financing Sources, prior to the Closing Date, with (A) audited financial statements of the Company for the three most recently completed fiscal years ended at least 75 days before the Closing Date; and (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Closing Date;

(iii)            delivering notices of prepayment within the time periods required by the Credit Agreement;

(iv)            taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; and

(v)            promptly furnishing Parent and the Financing Sources at least four Business Days prior to the Closing Date with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least nine Business Days prior to Closing, in accordance with the requirements of the Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b)               Obligations of the Company. Nothing in this Section 6.6 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement prior to the Effective Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare any new or updated operating plan or forecast or projection of future performance; or (v) take any action that, in the good faith determination of the Company, (a) would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (b) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time; and (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board (as constituted prior to the Effective Time) to approve the Financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents, any applicable Laws or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any agreement binding on the Company or its Subsidiaries as of the date of this Agreement or any agreement binding on the Company or its Subsidiaries that is entered into after the date of this Agreement that is not entered into for the purpose of evading the obligations in this Section 6.6; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound (it being understood that in the event that the Company and its Subsidiaries do not provide any information in reliance on the exclusions in the foregoing clauses (a) or (b)(i), the Company or such Subsidiary will use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld and the Company or such Subsidiary will use reasonable best efforts to communicate, to the extent permitted, the applicable information or other matter in a way that would not violate any applicable Law or agreement or result in the waiver of any such privilege). Notwithstanding anything to the contrary in this Agreement, the Offer Conditions, as it applies to the Company’s obligations under Section 6.6(a), will be deemed to be satisfied if the Company’s breach, if any, of its obligations under Section 6.6(a) did not cause the failure of the Debt Financing to be obtained.

(c)               Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used (i) solely in a manner that is not intended to and would not reasonably be expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Transactions; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)               Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to or participants in the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings.

(e)               Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6.

(f)                Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them, except, in each case, to the extent arising from the willful misconduct, gross negligence, intentional fraud or intentional misrepresentation of the Company, its Subsidiaries, or their respective Representatives, in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

(g)               No Exclusive Arrangements. In no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Transactions.

(h)               No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the consummation of the Transactions. If the Equity Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions.

6.7              Anti-Takeover Laws. Neither Parent nor the Company will (and each will cause their respective Representatives not to) take any action that would cause any “takeover” Law to become applicable to this Agreement or the transactions contemplated by this Agreement, and each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Transactions; and (b) if any “anti-takeover” Law is or becomes applicable to the Transactions, take all action within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Transactions.

6.8              Access. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any Trade Secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (it being understood that if the Company and its Subsidiaries do not provide any information in reliance on the exclusions in the foregoing clauses (a) or (b), then the Company or such Subsidiary will use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld and the Company or such Subsidiary will use reasonable best efforts to communicate, to the extent permitted, the applicable information or other matter in a way that would not prohibit any applicable law or agreement or result in the waiver of any such privilege). Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

6.9              Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10          Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)               Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements entered into (and copies of which have been made available to Parent prior to the date of the Original Agreement) prior to the Effective Time between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)               Indemnification Obligation. Without limiting the generality of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the Effective Time, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); and (ii) the Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Transactions (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with any such Legal Proceeding of the type contemplated by this Section 6.10(b), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.10 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)               D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.10(c), the Company may (or, if Parent requests, the Company will) purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d)               Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e)               No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f)                Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 are joint and several.

(g)               Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11          Employee Matters.

(a)               Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(b)               Employment; Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries as of the Effective Time by taking such actions, if any, as are required by applicable Law, provided that the Company provides all information necessary to take such actions prior to the Effective Time. For a period of one year following the Effective Time (or until an earlier termination of employment), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) (i) maintain for the benefit of Continuing Employees the broad-based Company Benefit Plans and any other broad-based employee benefit plans or other compensation and severance arrangements (other than any long-term incentive, equity-based, change in control, retention or similar compensation or benefits (“Excluded Benefits”)) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) on terms and conditions that are no less favorable in the aggregate than those in effect at the Company or its Subsidiaries (other than Excluded Benefits) on the date of this Agreement and (ii) provide base cash compensation and cash incentive opportunities (other than Excluded Benefits) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives such compensation and benefits (other than Excluded Benefits) that, taken as a whole, are no less favorable in the aggregate than such compensation and benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target cash incentive compensation opportunity (other than Excluded Benefits) will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees severance benefits that are no less favorable than those provided by the Company and its Subsidiaries as of the date of this Agreement as set forth on Section 6.11(b) of the Company Disclosure Letter.

(c)               New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement but not for purposes of any Excluded Benefits), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent they were waived under corresponding Old Plans, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) use commercially reasonable efforts to credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time.

(d)               No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.11 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee or any other person for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan or prevent the amendment, modification, suspension or termination or any employee benefit plan, program or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates after the Effective Time; (iii) create any third party beneficiary rights in any Continuing Employee or other Service Provider or any other Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.12          Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13          [RESERVED]

6.14          Public Statements and Disclosure. The initial press releases concerning this Agreement will be reasonably acceptable to Parent and the Company. Thereafter, prior to the termination of this Agreement pursuant to Section 8.1, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Transactions or (d) making, issuing or providing any statement or communication principally directed to employees, suppliers, customers, partners or vendors of the Company and its Subsidiaries (other than ordinary course communications consistent with past practice), in each case to the extent relating to this Agreement or the Transactions. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, (i) the Company will not be obligated to engage in such consultation with respect to communications that are (A) required by applicable Law; or (B) solely to the extent related to a Superior Proposal or Company Board Recommendation Change; and (ii) Parent or Merger Sub will not be obligated to engage in such consultation with respect to communications that are principally directed at any of its Affiliates and its and their Affiliates, Representatives, limited partners, members, investors or other Persons in the ordinary course of business.

6.15          Transaction Litigation. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16          Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17          Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18          Credit Agreement. The Company will have delivered to Parent, by no later than two Business Days prior to the Closing, a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all outstanding Indebtedness under the Credit Agreement, which Payoff Letter will provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary lien and guarantee releases. As required, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement in accordance with the Payoff Letter and the terms hereof. Substantially concurrently with the Effective Time, the Company will repay and discharge such indebtedness in accordance with the Payoff Letter and the terms hereof.

6.19          Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

6.20          Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the compensation committee of the Company Board, which is comprised solely of independent directors) will use reasonable efforts to take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any “employment compensation, severance or other employee benefit arrangement” (within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act) between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds Shares. The Company will provide Parent with correct and complete copies of all such actions. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.20.

6.21          Officer and Director Appointments. The Company will take all action necessary to (a) effective promptly (and in any event no later than one Business Day) following the commencement of the Offer, appoint, and not thereafter remove (without the prior written consent of Parent), Greg Clark (the “Director”) as a member of the Company Board and designate him as Co-Executive Chairman of the Board, subject to his earlier death, permanent disability or resignation; and (b) effective promptly (and in any event no later one Business Day) following the commencement of the Offer, appoint and hire, and not remove or terminate the employment of (without the prior written consent of Parent), Nicholas Noviello (the “Employee”) as the Company’s Chief Operating Officer on the terms of the employment agreement provided by the Company to Mr. Noviello prior to the date of this Agreement, subject to his earlier death, permanent disability or resignation, and provided that the Employee does not take action that would constitute Cause. At or prior to such appointments, the Company shall enter into an indemnification agreement with each of the Director and the Employee in the form filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on February 28, 2020. For purposes of this Section 6.21, “Cause” means: (i) an act of material dishonesty made by the Employee in connection with his responsibilities as an employee; (ii) the Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) the Employee’s gross misconduct in connection with the performance of his duties; or (iv) the Employee’s willful breach of any obligations under any written agreement or covenant with the Company. Notwithstanding anything to the contrary in this Agreement, the Company will be deemed to have complied with its obligations under this Section 6.21 if it takes the actions required of it but the Director or the Employee does not accept their positions with the Company.

Article VII
CONDITIONS TO THE MERGER

7.1              Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)               [RESERVED]

(b)               [RESERVED]

(c)               No Prohibitive Injunctions or Laws. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, no action will have been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

(d)               Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) will have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

7.2              [RESERVED]

7.3              [RESERVED]

Article VIII
TERMINATION

8.1              Termination. This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)               by mutual written agreement of Parent and the Company;

(b)               by either Parent or the Company if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) Law is enacted, entered, enforced or deemed applicable to the Transactions that prohibits, makes illegal or enjoins the consummation of the Transactions, except, in each case, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, order, restraint, prohibition, action or Law;

(c)               by either Parent or the Company if the Offer Acceptance Time has not occurred by 11:59 p.m. on December 23, 2020 (such time and date, the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(i); or (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the Offer Conditions prior to the Termination Date; or (B) the failure of the Offer Acceptance Time to have occurred prior to the Termination Date;

(d)               [RESERVED];

(e)               by the Company prior to the Offer Acceptance Time if Merger Sub has not commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within five Business Days of the date on which Merger Sub is required to commence the Offer pursuant to Section 2.1(a);

(f)                by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m. on the 10th Business Day following the date on which such right to terminate first arose;

(g)               [RESERVED];

(h)               by the Company at any time prior to the Offer Acceptance Time if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) concurrently with such termination, the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); and (iv) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; or

(i)                 by the Company if (A) all of the Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Offer Acceptance Time, each of which would be satisfied if the Offer Acceptance Time were to then occur) or, to the extent permitted by Law, waived at the Expiration Time (as such term is defined in Annex I); (B) Merger Sub has failed (or Parent has failed to cause Merger Sub) to accept for payment in accordance with Section 2.2(a)(iii) all Shares validly tendered pursuant to the Offer and not properly withdrawn; (C) the Company has given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (D) Merger Sub has failed to consummate the Offer by the end of such three Business Day period.

8.2              Manner and Notice of Termination; Effect of Termination.

(a)               Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)               Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, Section 9.10 and Section 9.16, nothing in this Agreement will relieve any Party from any liability for fraud or any willful and material breach of this Agreement prior to the termination of this Agreement. For the avoidance of doubt, in the event of any termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders pursuant to this Agreement or otherwise relating to or arising out of the transactions contemplated by this Agreement or any Debt Financing (including for any willful and material breach), except that the foregoing will not preclude any liability of the Financing Sources to the Company and its Affiliates, in each case after the Closing Date, under any Debt Commitment Letter or any definitive agreements relating to any Debt Financing or any liability of the Financing Sources to Parent or Merger Sub or their respective Affiliates under any Debt Commitment Letter or any definitive agreements relating to the Debt Financing. No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee, the Equity Commitment Letter or any Debt Commitment Letter, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

8.3              Fees and Expenses.

(a)               General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.12(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Transactions.

(b)               Company Payments.

(i)            Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c) an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(c), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(ii)            Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(iii)            Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(c)               Parent Payment. If this Agreement is validly terminated pursuant to Section 8.1(e) or Section 8.1(i), or by either Parent or the Company pursuant to Section 8.1(c) and at such time the Company could have terminated this Agreement pursuant to Section 8.1(e) or Section 8.1(i), then Parent must, within two Business Days following such termination, pay or cause to be paid to the Company or its designee an amount equal to the Parent Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(c) (which Schedule may be updated by the Company from time to time).

(d)               Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(e)               Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying party will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof is actually received, or a lesser rate that is the maximum permitted by applicable Law. Any payment under this Section 8.3(e) will be made by the non-paying Party to the other Party or its designee by wire transfer of immediately available funds to account designated in Schedule 8.3(b) or Schedule 8.3(c), as applicable.

(f)                Sole and Exclusive Remedy.

(i)            For the Company. If this Agreement is validly terminated pursuant to Section 8.1 in the circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c), then Parent’s payment of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from Guarantor), any amounts owed pursuant to Section 8.3(e) and the Reimbursement Obligations, and the Company’s right to specific performance pursuant to Section 9.10 (subject to the limitations set forth in Section 9.10), will be the sole and exclusive remedies of the Company and any Company Related Party against (A) Parent, Merger Sub or Guarantor; and (B) the former, current and future direct or indirect holders of any equity, controlling persons, Representatives, Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, any Debt Commitment Letter, the Equity Commitment Letter, the Guarantee (subject to the Company’s right to enforce the Guarantee) and the transactions contemplated by this Agreement and by such agreements (including any breach by Guarantor), Parent or Merger Sub, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Upon payment to the Company of the Parent Termination Fee and any related costs and expenses due under Section 8.3(e) and the Reimbursement Obligations (to the extent due), none of the Parent Related Parties will have any further monetary liability or obligation to the Company Related Parties relating to or arising out of this Agreement, any Debt Commitment Letter, the Equity Commitment Letter, the Guarantee or the transactions contemplated by this Agreement and by such agreements (except that Parent and Merger Sub (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a)). The foregoing will not preclude any liability of the Financing Sources to the Company (following the Closing Date), Parent or Merger Sub under any Debt Commitment Letter or definitive agreements relating to the Debt Financing or limit the Company (following the Closing Date), Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to any Debt Commitment Letter or definitive agreements relating to the Debt Financing. Other than Guarantor’s obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions.

(ii)            For Parent. If this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and any amounts owed pursuant to Section 8.3(e), and Parent’s right to specific performance pursuant to Section 9.10 (subject to the limitations set forth in Section 9.10), will be the sole and exclusive remedies of Parent and Merger Sub against (A) the Company and its Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Transactions. Upon payment of the Company Termination Fee to Parent or its designee, none of the Company Related Parties will have any further monetary liability or obligation to any Parent Related Party relating to or arising out of this Agreement or the Transactions (except that the Company and its Subsidiaries (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) (with respect to the expenses of the Company) and Section 8.3(e), as applicable).

(g)               Maximum Liability Amount. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, but subject to Section 9.10(b), the maximum aggregate liability, whether in equity or at law, in contract or in tort, or otherwise, taking into account any payment of the Parent Termination Fee or Company Termination Fee, as applicable, and any other payment in connection with any Transaction Document or otherwise, as applicable, of the Company Related Parties, on the one hand, and the Purchaser Related Parties, on the other (i) for any willful and material breach under this Agreement or any Transaction Document; (ii) in connection with the failure of the Transactions or the other transactions contemplated by this Agreement or under the Transaction Documents to be consummated; or (iii) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any Transaction Document will, collectively, not exceed under any circumstances an amount equal to $97,256,534.

(h)               Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Parent, Merger Sub and the Company will each be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b), except that, although the Company, in its sole discretion, may determine its choice of remedies under this Agreement, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10(b), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both specific performance of the type contemplated by Section 9.10(b) and any monetary damages.

Article IX

GENERAL PROVISIONS

9.1              Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2              Notices.

(a)               Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or by fax; or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.2 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.2 (excluding “out of office” or other automated replies)), in each case to the intended recipient as set forth below:

if to Parent, Merger Sub or the Surviving Corporation to:

Ferrari Group Holdings, L.P.

c/o Advent International Corporation

800 Boylston Street

Boston, MA 02199

Attn:  Bryan Taylor

  Lauren Young

  James Westra

Fax:    (617) 951-0566

Email: bryan.taylor@adventinternational.com

   lyoung@adventinternational.com

   jwestra@adventinternational.com

with copies (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn:  Amanda McGrady Morrison

  Thomas L. Holden

Fax:    (617) 235 0620

Email: amanda.morrison@ropesgray.com

   thomas.holden@ropesgray.com

if to the Company (prior to the Effective Time) to:

Forescout Technologies, Inc.

190 West Tasman Drive

San Jose, CA 95134

Attn:  Darren J. Milliken

  SVP, General Counsel, Corporate Secretary & Chief Compliance Officer

Email: darren.milliken@forescout.com

with copies (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:  Steven E. Bochner

  Douglas K. Schnell

Fax:    (650) 493-6811

Email:  sbochner@wsgr.com

    dschnell@wsgr.com

(b)               Additional Procedures. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3              Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)). Notwithstanding anything to the contrary in this Agreement, the provisions specifically relating to the Financing Sources set forth in Section 8.3, Section 9.5, Section 9.8, the last sentence of Section 9.10(b)(i), Section 9.12(b), Section 9.13, Section 9.16(b) and this Section 9.3 (together with any related defined terms and the provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing sections in a manner materially adverse to the Financing Sources) may not, after execution and delivery of any Debt Commitment Letter, be amended, modified or altered without the prior written consent of the Financing Sources that are party to such Debt Commitment Letter, except that, in the case of any Financing Source that is not a party to such Debt Commitment Letter and whose rights arise as a result of being an Affiliate of a Financing Source that is a party to such Debt Commitment Letter, the consent of the Financing Source with which it is affiliated that is a party to such Debt Commitment Letter will be binding on such Financing Source that is not a party to such Debt Commitment Letter.

9.4              Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement, except that the Minimum Condition may only be waived by Merger Sub with the prior written consent of the Company. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5              Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time, in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest in this Agreement or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment must not (i) affect the obligations of the parties (including Financing Sources) pursuant to the Equity Commitment Letter or the Debt Commitment Letter or Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6              Confidentiality. Parent, Merger Sub and the Company acknowledge that Advent International Corporation and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

9.7              Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8              Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10; (b) if the requirements to a grant of specific performance set forth in Section 9.10(b)(ii) are met but a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and, subject to Section 8.3(g), seek additional damages on behalf of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options (which Parent, Merger Sub and Guarantor acknowledge and agree may include damages based on a decrease in share value or lost premium); (c) if Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, or if Guarantor wrongfully terminates or willfully breaches the Guarantee, then following the termination of this Agreement, the Company may, subject to Section 8.3(g), seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options (which Parent, Merger Sub and Guarantor acknowledge and agree may include damages based on a decrease in share value or lost premium); and (d) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) and clause (c) of the second sentence of this Section 9.8 will only be enforceable on behalf of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company Stock-Based Awards or Company Options and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 8.3, Section 9.3, Section 9.5, the last sentence of Section 9.10(b)(i), Section 9.12(b), Section 9.13, Section 9.16(b) and this Section 9.8 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 8.3, Section 9.3, Section 9.5, the last sentence of Section 9.10(b)(i), Section 9.12(b), Section 9.13, Section 9.16(b) and this Section 9.8 will be enforceable by the Financing Sources and their respective successors and assigns).

9.9              Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10            Remedies.

(a)               Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, this Section 9.10 and Section 9.16 (and, in each case, the limitations set forth herein or therein) pursue both (i) a grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2(b) or the Parent Termination Fee, if as and when required pursuant to Section 8.3(c), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (2) payment of any of the Parent Termination Fee and the amounts, if any, as and when due, pursuant to Section 8.3(f)(i) or the Reimbursement Obligations, on the other hand; or (B) both payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever, on the one hand, and payment of any of the Parent Termination Fee and the amounts, if any, as and when due, pursuant to Section 8.3(f)(i) or the Reimbursement Obligations, on the other hand.

(b)               Specific Performance.

(i)            Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that subject to the penultimate sentence of Section 8.2(b): (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including, specific performance or other equitable relief to cause Parent to perform any obligations required of it to enforce its rights under the Equity Commitment Letter); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding anything to the contrary set forth herein, in no event shall the Company, any of its equityholders or any of their respective Affiliates or their respective representatives be entitled to, or permitted to seek, specific performance of any Financing Sources, it being understood that the foregoing will not limit or affect any rights or remedies that the Company and its Affiliates may have against any Financing Source pursuant to the Debt Financing after the Closing.

(ii)            Specific Performance in Respect of the Equity Financing. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, it is acknowledged and agreed that Parent has an obligation under this Agreement to cause the Equity Financing to be funded and to effect the Closing and consummate the Transactions, including by exercising its rights under the Equity Commitment Letter, and that such obligation of Parent, and the right of the Company to specific performance in connection with enforcing such obligation of Parent, (whether under this Agreement or the Equity Commitment Letter) will be subject to the requirements that all of the Offer Conditions (other than those conditions that by their terms are to be satisfied by actions taken at the Offer Acceptance Time, each of which would be satisfied if the Offer Acceptance Time were to then occur) have been and continue to be satisfied or waived and the condition set forth in Section 7.1(c) has been and continues to be satisfied or waived.

(iii)           No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.11             Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.12            Consent to Jurisdiction.

(a)               General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)               Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees, subject to Section 9.16(b), (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, any Debt Financing, any Debt Commitment Letter, or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (iv) except as expressly set forth in such Debt Commitment Letter, any such Legal Proceeding will be governed, construed and enforced in accordance with the Laws of the State of New York.

9.13             WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE GUARANTEE, THE EQUITY FINANCING OR ANY DEBT COMMITMENT LETTER (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST ANY FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14            Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15             No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16            Non-recourse.

(a)               As to Parties. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement, any of the Transaction Documents or the Transactions (including the Financing); (ii) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (iii) any breach or violation of this Agreement or any of the Transaction Documents; or (iv) any failure of the Transactions to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (i) through (iv), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (i) through (iv), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (2) and (3), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(f), Section 8.3(g), Section 9.10(b) and this Section 9.16): (1) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (2) against Guarantor under, if, as and when required pursuant to the terms and conditions of the Guarantee; (3) against the equity providers for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 4.5 of the Equity Commitment Letter; or (4) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

(b)               As to Financing Sources. Notwithstanding anything to the contrary in this Agreement, no Financing Source will have any liability to any of the Company’s equityholders, any of the Company’s Affiliates or, prior to the Closing, the Company, for any obligations or liabilities of Parent or Merger Sub or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection with this Agreement. In no event will any of the Company, its equityholders or its Affiliates (i) make or support any claims for breach of this Agreement against, or seek to recover monetary damages in respect of this Agreement from, any Financing Source; or (ii) seek to enforce any Debt Financing or any Debt Commitment Letter against, make or support any claims for breach of any Debt Financing or any Debt Commitment Letter against, or seek to recover monetary damages in respect of any Debt Financing or any Debt Commitment Letter from, any Financing Source in connection with any Debt Financing or any Debt Commitment Letter or the obligations of any Financing Source thereunder. For the avoidance of doubt, this Section 9.16(b) does not limit or affect any rights or remedies that Parent or Merger Sub or, after the Closing, the Company may have against any Financing Sources pursuant to any Debt Financing.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

FERRARI GROUP HOLDINGS, L.P.

By:	/s/ James Westra
Name: James Westra
Title: President and General Counsel

FERRARI MERGER SUB INC.

By:	/s/ James Westra
Name: James Westra
Title: President and General Counsel

FORESCOUT TECHNOLOGIES, INC.

By:	/s/ Michael DeCesare
Name: Michael DeCesare
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Guarantors

ADVENT GLOBAL TECHNOLOGY LIMITED PARTNERSHIP

ADVENT GLOBAL TECHNOLOGY-A SCSP

ADVENT GLOBAL TECHNOLOGY-B LIMITED PARTNERSHIP

ADVENT GLOBAL TECHNOLOGY-C LIMITED PARTNERSHIP

ADVENT GLOBAL TECHNOLOGY-D LIMITED PARTNERSHIP

ADVENT PARTNERS AGT LIMITED PARTNERSHIP

ADVENT PARTNERS AGT CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS AGT-A LIMITED PARTNERSHIP

ADVENT GLOBAL TECHNOLOGY STRATEGIC INVESTORS LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX-A SCSP

ADVENT INTERNATIONAL GPE IX-B LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX-C LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX-D SCSP

ADVENT INTERNATIONAL GPE IX-E SCSP

ADVENT INTERNATIONAL GPE IX-F LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX-G LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX-H LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX-I LIMITED PARTNERSHIP

ADVENT PARTNERS GPE IX LIMITED PARTNERSHIP

ADVENT PARTNERS GPE IX CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS GPE IX-B CAYMAN LIMITED PARTNERSHIP

ADVENT PARTNERS GPE IX-A LIMITED PARTNERSHIP

ADVENT PARTNERS GPE IX-A CAYMAN LIMITED PARTNERSHIP

ADVENT INTERNATIONAL GPE IX STRATEGIC INVESTORS SCSP

ANNEX I - CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I but not otherwise defined have the meanings given to such terms in the Amended and Restated Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, at any scheduled Expiration Date (as it may have been extended pursuant to Section 2.1 of the Agreement) if (i) the condition in clause (a) below has not been satisfied by one minute after 11:59 p.m., Eastern time, on the Expiration Date (the “Expiration Time”) or (ii) any of the additional conditions set forth below are not satisfied or waived in writing by Parent at the Expiration Time:

(a) the number of Shares validly tendered, received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL), together with any Shares beneficially owned by Parent or any wholly owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Time, excluding from such outstanding amount any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with Tax withholding or payment of the exercise price for the exercise of Company Options) (the “Minimum Condition”);

(b) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger is in effect, no action has been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, enforced or deemed applicable to the Offer or the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer or the Merger;

(c) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.7(c) (other than the first sentence thereof) and Section 3.7(d) of the Agreement that (i) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Expiration Time as if made at and as of the Expiration Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (ii) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Expiration Time as if made at and as of the Expiration Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(d) the representations and warranties set forth in Section 3.3(a) and Section 3.3(b) will be true and correct in all respects as of the Expiration Time (in each case (i) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (i) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in a Company Material Adverse Effect;

(e) the representations and warranties set forth in Section 3.7(a), Section 3.7(b)(i) and the first sentence of Section 3.7(c) will be true and correct in all respects as of the Expiration Time (in each case (i) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (i) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional costs, expenses or liabilities to the Company, Parent and their Affiliates in the aggregate in excess of $7,500,000;

(f) the Company will have performed and complied in all material respects with all covenants and obligations set forth in Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.2(b)(iii), Section 2.2(b)(iv), Section 2.3, Section 2.10(c)(i), Section 2.11(d), Section 2.11(e), Section 5.2(a)(i), Section 5.2(a)(ii), Section 5.2(c), Section 5.2(g), 5.2(h)(i), Section 5.2(h)(ii), Section 5.2(h)(iv), Section 5.2(i) (other than clause (F)), Section 5.2(k), Section 5.2(q) (solely with respect to the other subsections of Section 5.2 cited in this clause (f)), Section 6.3(e), Section 6.3(g)(i), Section 6.6(a)(ii), Section 6.6(a)(iii), Section 6.15, Section 6.18, Section 6.20 and Section 6.21 of the Agreement required to be performed and complied with by it at or prior to the Expiration Time;

(g) Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the Offer Conditions set forth in clause (c), (d), (e) and (f) above have been satisfied; and

(h) the Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition, which may be waived by Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub to the extent permitted by applicable Law.